Exhibit 99.1

Dave & Buster’s Announces Proposed Private Offering of $500 Million of Senior Secured Notes Due 2025 by its Subsidiary Dave & Buster’s, Inc.

DALLAS, October 19, 2020 (GLOBE NEWSWIRE) – Dave & Buster's Entertainment, Inc., (NASDAQ:PLAY), ("Dave & Buster's" or "the Company"), an owner and operator of entertainment and dining venues, today announced that its indirect wholly-owned subsidiary, Dave & Buster's, Inc. (the “Issuer”), is proposing to offer and sell, subject to market and other conditions, $500 million in aggregate principal amount of its senior secured notes due 2025 (the “Notes”) in a private offering (the “Offering”) that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior secured basis by the same subsidiaries of the Company that currently guarantee its Term Loan Facility (the “Term Loan Facility”) and Revolving Credit Facility (the “Revolving Credit Facility,” and, together with the Term Loan Facility, the “Credit Facility”).

The Company expects to use the proceeds from the Offering (less certain fees and expenses in connection therewith) to repay all amounts outstanding under its Term Loan Facility and to repay drawings under its Revolving Credit Facility, which, subject to the terms thereof, will be available to be drawn in the future for general corporate purposes and future liquidity. Upon the closing of the Offering, and after giving effect to the use of its proceeds, on an as adjusted basis as of August 2, 2020, the Company estimates that its available liquidity would total approximately $299.1 million, subject to the actual amount of the Company’s cash on hand and the availability of drawable amounts under its amended Revolving Credit Facility. This amount would be in excess of a $150 million minimum liquidity covenant under the Company’s Revolving Credit Facility. The Company will remain subject to this covenant until it delivers its compliance certificate under the Revolving Credit Facility for the quarter ending on or about April 30, 2022.

In connection with the Offering, the Company entered into additional amendments to its Credit Facility that among other things provide for a two-year maturity extension of the Revolving Credit Facility to August 17, 2024, a suspension for certain ratio maintenance covenant requirements until the end of the fiscal quarter ending on or about April 30, 2022 and a $150 million minimum liquidity covenant. The effectiveness of these amendments is conditioned upon the issuance of the Notes.

The Notes will be offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. Persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act or any state securities laws. As a result, they may not be offered or sold in the United States or to, or for the benefit of, any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offering of securities will be made only by means of the confidential offering memorandum.

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning, and include statements regarding the proposed Offering, the closing thereof, the use of proceeds thereof and the effectiveness of the Second Amendment. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially from those in the forward-looking statements and factors that may cause such a difference include, but are not limited to, risks and uncertainties related to: (i) the Issuer’s ability to complete the proposed Offering on favorable terms, or at all, (ii) further rating agency actions and downgrades in Dave & Buster’s financial strength ratings or those of its subsidiaries; (iii) changes in applicable laws or regulations; (iv) other risks and uncertainties described in Dave & Buster’s Annual Report on Form 10-K, filed with the SEC on April 3, 2020 (as amended on May 14, 2020), and Dave & Buster’s Quarterly Reports on Form 10-Q, filed with the SEC on June 11, 2020 and September 10, 2020, respectively. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Dave & Buster’s consolidated financial condition, results of operations, credit ratings or liquidity. Accordingly, we caution you against relying on any forward-looking statements. Further, forward-looking statements should not be relied upon as representing Dave & Buster’s views as of any subsequent date, and Dave & Buster’s does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For Investor Relations Inquiries:

Scott Bowman, CFO

Dave & Buster’s Entertainment, Inc.

972.813.1151

scott.bowman@daveandbusters.com